EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-000000) and related Prospectus of Archer-Daniels-Midland Company for the registration of debt securities, common stock and warrants and to the incorporation by reference therein of our reports dated September 1, 2006, with respect to the consolidated financial statements of Archer-Daniels-Midland Company, Archer-Daniels-Midland Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Archer-Daniels-Midland Company, incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 2006, and the related financial statement schedule of Archer-Daniels-Midland Company included therein, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
St. Louis, Missouri
September 21, 2006